Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. Devellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FOURTH QUARTER AND

FULL YEAR 2006 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, March 1, 2007 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the fourth quarter and year ended December 31, 2006. For the fourth quarter of 2006, the Company reported revenues of $1.7 million and a net loss of $6.2 million. For the year ended December 31, 2006, the Company reported revenues of $8.4 million and a net loss of $24.8 million. As of December 31, 2006, cash and cash equivalents totaled $25.1 million. This amount does not include approximately $22 million of gross proceeds raised in the Company’s private placement, which closed on February 6, 2007.

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “2006 was a year of both significant accomplishments and challenges. We continue with our Phase III trial of senicapoc in sickle cell disease following a change in protocol as recommended by the independent data monitoring committee ("DMC"). The new target of enrolling 200 patients who are on background hydroxyurea therapy is now approximately 80% complete. During the year, we also initiated a pediatric safety and pharmacokinetic study of senicapoc in preparation for a Phase II pediatric efficacy study we plan to initiate in 2007. Beyond our sickle cell disease program, Icagen made strong progress in its broad portfolio of preclinical programs. In our program for epilepsy and neuropathic pain, our most advanced preclinical program, we are on track to file an IND during 2007. We also recently reported strong progress in our pain programs, including our sodium channel program targeting SCN9A, a promising molecular target for neuropathic pain recently highlighted by a group of independent investigators. Finally, we are pleased to have recently completed a $22 million private placement, raising funds to continue to advance our pipeline.”

Dr. Wagoner continued, "During 2006, we also significantly strengthened both our Board of Directors and our management team. Adeoye Olukotun, M.D., MPH, FACC joined our Board in August. With a long and distinguished career in clinical drug development, Dr. Olukotun has brought a valuable new perspective to the Board. Additionally, in June of 2006, Seth

Hetherington, M.D. joined the Company as Senior Vice President, Clinical and Regulatory Affairs. With over twenty-five years of experience in both academic medicine and clinical drug development, Dr. Hetherington has an ideal background to lead our clinical team."

Pipeline Update

Senicapoc for Sickle Cell Disease

-	During the fourth quarter of 2006, the Company continued patient enrollment in its pivotal Phase III clinical trial of senicapoc for the treatment of sickle cell disease in patients on background hydroxyurea therapy, the ASSERT study. Senicapoc has both orphan drug designation and fast-track status. Following a recommendation for a change in inclusion criteria by the DMC, this randomized, double-blind, placebo-controlled trial will now enroll a total of 200 patients on background hydroxyurea therapy. The primary analysis of this study is a comparison of vaso-occlusive crisis rates between patients randomized to receive senicapoc and those randomized to a placebo. The Company is conducting the study at approximately 65 sites across the U.S. and in selected other countries. The study design includes regularly scheduled unblinded safety reviews approximately every six months by the DMC.

-	In addition to the Phase III trial, the Company continued enrollment in the pediatric safety and pharmacokinetics study initiated in 2006. Enrollment in this 28-patient study in individuals 6—16 years of age, in which patients receive senicapoc as monotherapy for a period of three weeks, is approximately 70% complete. Following the completion of this study, the Company intends to initiate, subject to discussions with the U.S. Food and Drug Administration ("FDA"), a Phase II pediatric efficacy study focused on reduction of the risk of stroke as reflected by changes in cerebral blood velocity.

-	In 2007, the Company also intends to initiate a Phase II study in sickle cell disease patients with secondary pulmonary hypertension, a common and serious complication of this illness. This study will examine the effect of senicapoc upon such standard endpoints for pulmonary hypertension as six minute walk distance and tricuspid regurgitant jet velocity.

Preclinical Programs

-	Progress continued on the Company’s potassium channel program in epilepsy and neuropathic pain, with the advancement of a lead compound into final preclinical studies. Provided that these studies are favorable, the Company expects to file an Investigational New Drug ("IND") application during 2007.

-

The Company also continued to make strong progress in its broad portfolio of pain programs, including its sodium channel and calcium channel programs. As recently noted, the Company holds a sole exclusive sublicense to the sodium channel target SCN9A, which was recently described in the scientific literature as a particularly promising target for the treatment of neuropathic pain. Preclinical data from two of these programs were also recently presented at the 2006 Society for Neuroscience meeting in Atlanta, Georgia.

-	The Company’s collaboration with Bristol-Myers Squibb Company (“BMS”), the research phase of which has been completed, currently has a lead compound in preclinical studies. BMS has been conducting the development of this program. BMS has indicated that a first-in-man study is expected to be initiated in the second half of 2007.

-	The Company’s collaboration with Astellas Pharma, Inc. (“Astellas”), the research phase of which has been completed, allows for the selection of compounds generated by the collaboration by Astellas for certain specified indications and by Icagen for certain other specified indications. Astellas is currently evaluating a compound in preclinical studies with potential utility in the treatment of memory disorders, including Alzheimer’s disease. In addition, Icagen is currently evaluating certain other compounds with potential utility in the treatment of other central nervous system disorders, including attention deficit/hyperactivity disorder (“ADHD”).

Corporate Developments

-	In February 2007, the Company announced the completion of a $22 million private placement. Principal investors in the financing included Greenway Capital, Walker Smith Capital, QVT, Venrock Associates, Alta Partners and NovaQuest, an affiliate of Quintiles Transnational Corp, as well as other institutional and other accredited investors.

-	During 2006, the Company further strengthened its broad intellectual property portfolio with the addition of 13 newly issued U.S. patents covering a range of ion channel active compounds and technologies.

Richard D. Katz, M.D., Chief Financial Officer, noted, "The fourth quarter and full year results were consistent with our expectations in all material respects. We are also pleased to have successfully completed a private placement with a broad group of highly regarded institutional and other accredited investors, including both new and existing investors, resulting in gross proceeds to the Company of approximately $22 million. This financing, along with our existing cash balance and continued funding from the McNeil Pediatrics Division of McNeil-PPC, Inc. (“McNeil”), will enable us to continue to advance our broad pipeline of clinical, preclinical and research stage programs.”

Financials

Revenues for the fourth quarter of 2006 totaled $1.7 million, as compared to $2.7 million during the same period in 2005, a decrease of 36%. The decrease in revenues for the fourth quarter of 2006, as compared to the same period in 2005, was primarily due to decreased revenues from the Company’s collaboration with Abbott Laboratories, which concluded at the end of 2005, as well as decreased cost sharing reimbursement due to decreased expense from the Company’s collaboration with McNeil for the further clinical development of senicapoc.

Operating expenses for the fourth quarter of 2006 were $8.3 million, as compared to $8.4 million for the same period in 2005, a decrease of 2%. The decrease in operating expenses for the fourth quarter of 2006, as compared to the same period in 2005, was primarily due to decreased research and development expenses related to the development of senicapoc partially offset by an increase in stock-based compensation expense with the adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“FAS-123R”) as of January 1, 2006.

Net loss for the fourth quarter of 2006 was $6.2 million, as compared to $5.3 million for the same period in 2005, an increase of 18%, due primarily to a decrease in revenues.

Revenues for 2006 totaled $8.4 million, as compared to $8.8 million in 2005, a decrease of 4%. The decrease in revenues for 2006, as compared to 2005, was primarily due to decreased revenues from the Company’s collaboration with Abbott Laboratories, which concluded at the end of 2005, partially offset by increased cost sharing reimbursement from the Company’s collaboration with McNeil for the further clinical development of senicapoc.

Operating expenses for 2006 were $34.7 million, as compared to $30.5 million for 2005, an increase of 14%. The increase in operating expenses for 2006, as compared to 2005, was primarily due to increased research and development expenses related to the development of senicapoc and an increase in stock-based compensation expense with the adoption of FAS-123R.

Net loss for 2006 was $24.8 million, as compared to $20.2 million for 2005, an increase of 23%, due primarily to higher research and development expenses and an increase in stock-based compensation expense with the adoption of FAS-123R.

Financial Guidance

During 2007, the Company expects revenues to be in the range of $7 to $9 million. The revenue guidance is based upon expected revenues from the Company’s collaboration with McNeil, and does not include any additional revenues from any new collaborations. Research and development expense during 2007 is expected to be in the range of $29 to $33 million and is expected to be driven largely by expenditures related to the Company’s sickle cell disease program, including the pivotal Phase III ASSERT study, the continuation of the pediatric program and the initiation of a study in sickle cell disease patients with secondary pulmonary hypertension; the Company’s program in epilepsy and neuropathic pain; and the Company’s earlier stage research programs. General and administrative expense during 2007 is expected to be in the range of $5 to $6 million. The Company expects the operating loss for 2007 to be in the range of $26 to $30 million.

The guidance provided above includes the effect of stock-based compensation expense in accordance with FAS-123R. For 2007, the Company expects stock-based compensation expense to be approximately $2.5 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	866-425-6193 (United States and Canada)
•	973-935-8750 (International)

Please reference reservation number 8471800.

A webcast of this conference can be accessed at the investor relations section of the Company’s website, at www.icagen.com. The webcast will be archived for 90 days.

A playback of the call will be available from approximately 1:00 p.m. ET on March 1 through March 12, 2007 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)
•	973-341-3080 (International)

Please reference reservation number 8471800.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

-	senicapoc for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

-	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

-	a lead compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies; and

-	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain and inflammatory disorders.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2006. These risk factors include risks as to the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Collaborative research and development revenues:
Research and development fees	$488	$1,136	$1,953	$4,454
Reimbursed research and development costs	1,254	1,583	6,467	4,340

Total collaborative research and development revenues	1,742	2,719	8,420	8,794
Operating expenses:
Research and development	6,848	7,182	28,820	25,906
General and administrative	1,452	1,257	5,907	4,589

Total operating expenses	8,300	8,439	34,727	30,495

Loss from operations	(6,558)	(5,720)	(26,307)	(21,701)
Other income, net	311	427	1,499	1,452

Net loss	$(6,247)	$(5,293)	$(24,808)	$(20,249)

Net loss per share—basic and diluted	$(0.28)	$(0.24)	$(1.12)	$(1.03)

Weighted average common shares outstanding—basic and diluted	22,312,266	21,935,552	22,219,662	19,636,848

Pro forma net loss per share assuming conversion of preferred stock—basic and diluted				$(0.96)

Pro forma weighted average common shares outstanding—basic and diluted				21,201,188

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconciliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Historical:
Numerator:
Net loss	$(6,247)	$(5,293)	$(24,808)	$(20,249)

Denominator:
Weighted-average common shares outstanding—basic and diluted	22,312,266	21,935,552	22,219,662	19,636,848

Net loss per share—basic and diluted	$(0.28)	$(0.24)	$(1.12)	$(1.03)

Pro Forma:
Numerator:
Net loss, as reported				$(20,249)

Denominator:
Shares used above				19,636,848
Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis				1,564,340

Shares used to compute pro forma basic and diluted net loss per share				21,201,188

Pro forma net loss per share—basic and diluted				$(0.96)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$25,131	$47,763
Other current assets	921	1,328
Property and equipment, net	1,566	2,130
Technology licenses and related costs, net	2,183	2,368
Other long-term assets	1,014	804

Total assets	$30,815	$54,393

Liabilities and stockholders’ equity
Current liabilities	$6,481	$6,697
Deferred revenue, less current portion	11,513	12,510
Equipment debt financing, less current portion	774	1,194
Stockholders’ equity	12,047	33,992

Total liabilities and stockholders’ equity	$30,815	$54,393